EXHIBIT 99.1

FOR IMMEDIATE RELEASE

News

KEYCORP ELECTS DEMOS PARNEROS TO BOARD OF DIRECTORS

CLEVELAND, January 16, 2014—KeyCorp (NYSE: KEY) announced today that Demos Parneros has been elected to KeyCorp’s Board of Directors.

Demos Parneros has been employed by Staples, Inc. for more than 25 years and, since 2012, has served as President, U.S. Stores and Staples.com. Prior to his current position at Staples, Parneros held the position of President, U.S. Stores since 2002. Mr. Parneros serves on Staples’ executive committee and has had a keen operational focus on Staples’ online and mobile channels. He received his B.S. in Business from NYU.

“Demos Parneros is a strategic addition to KeyCorp’s Board,” said Beth Mooney, chairman and CEO of KeyCorp. “His retail industry experience in the ever-changing world of mobile, digital and brick and mortar will serve Key well as we continue to build momentum and execute our relationship-based strategy.”

The election increases the size of KeyCorp’s Board of Directors to 13 members.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $91 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

Note to Editors: For up-to-date company information, media contacts, and facts and figures about Key’s lines of business, visit our Media Newsroom at Key.com/newsroom.

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